EXECUTION VERSION

FIFTH AMENDMENT

TO

FINANCING AGREEMENT

THIS FIFTH AMENDMENT TO FINANCING AGREEMENT (this “Amendment”), dated as of February 4, 2011 (the “Effective Date”), by and among ENVIRONMENTAL QUALITY MANAGEMENT, INC., an Ohio corporation (“EQMI”), EQ ENGINEERS, LLC, an Indiana limited liability company (“EQE” and together with EQMI, each a “Borrower” and collectively, “Borrowers”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Bank”), is as follows:

Preliminary Statements

A.         Borrowers and Bank are parties to a Financing Agreement dated as of October 31, 2006, as amended by the First Amendment to Financing Agreement dated as of October 1, 2007, the Second Amendment to Financing Agreement dated as of September 12, 2008, the Third Amendment to Financing Agreement dated as of February 10, 2009, and the Fourth Amendment to Financing Agreement dated as of December 29, 2010 (as amended, the “Financing Agreement”). Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Financing Agreement.

B.         Borrowers have requested that Bank: (i) consent to the Beacon Transactions (as defined in Section 2 below) and (ii) make certain other changes to the Financing Agreement and certain of the other Loan Documents, all as more specifically set forth herein.

C.         Bank is willing to consent to such requests and so amend the Financing Agreement and other Loan Documents, all as contemplated by the terms, and subject to the conditions, of this Amendment.

Statement of Amendment

In consideration of the covenants, agreements, and conditions set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrowers hereby agree as follows:

1.          Amendments to Financing Agreement. Subject to the satisfaction of the conditions of this Amendment, the Financing Agreement is hereby amended as follows:

1.1           Section 1.1 of the Financing Agreement is hereby amended by the addition of the following new definitions, in their proper alphabetical order, to provide in their respective entireties as follows:

“Beacon Acquisition” means the merger of Beacon Merger Sub with, and into, EQMI, with EQMI being the surviving corporation of such merger, all in accordance with, and pursuant to the terms of, the Beacon Acquisition Documents on the Fifth Amendment Effective Date.

“Beacon Acquisition Documents” means the Beacon Merger Agreement and all other documents, instruments, and agreements executed and/or delivered by or on behalf of any of the parties to the Beacon Merger Agreement in connection with the Beacon Acquisition.

“Beacon Aguero Subordinated Debt” mean the Subordinated Debt (as defined in the Beacon Aguero Subordination Agreement).

“Beacon Aguero Subordinated Debt Default” means any of the following (or any combination of the following): (a) the occurrence and continuance of a Subordinated Debt Default (as defined in the Beacon Aguero Subordination Agreement) or (b) any acceleration of any of the Beacon Aguero Subordinated Debt.

“Beacon Aguero Subordinated Debt Documents” means the Subordinated Debt Documents (as defined in the Beacon Aguero Subordination Agreement).

“Beacon Aguero Subordinated Note” means the Subordinated Debt Note (as defined in the Beacon Aguero Subordination Agreement).

“Beacon Aguero Subordination Agreement” means the Subordination Agreement dated as of the Fifth Amendment Effective Date between Mr. Aguero and Bank.

“Beacon Merger Agreement” means the Agreement and Plan of Merger dated as of January 25, 2011, among Parent, Beacon Merger Sub, and EQMI.

“Beacon Merger Sub” means Beacon Acquisition, Inc., an Ohio corporation, and its successors and assigns.

“Beacon Noteholder Subordinated Debt” mean the Subordinated Debt (as defined in the Beacon Noteholder Subordination Agreement).

“Beacon Noteholder Subordinated Debt Default” means any of the following (or any combination of the following): (a) the occurrence and continuance of a Subordinated Debt Default (as defined in the Beacon Noteholder Subordination Agreement) or (b) any acceleration of any of the Beacon Noteholder Subordinated Debt.

“Beacon Noteholder Subordinated Debt Documents” means the Subordinated Debt Documents (as defined in the Beacon Noteholder Subordination Agreement).

“Beacon Noteholder Subordinated Notes” means each of, and collectively, the Subordinated Debt Notes (as defined in the Beacon Noteholder Subordination Agreement).

“Beacon Noteholder Subordination Agreement” means the Subordination Agreement dated as of the Fifth Amendment Effective Date among the Beacon Subordinated Noteholders and Bank.

“Beacon Subordinated Noteholders” means each of, and collectively: (i) Carlos Aguero, (ii) Argentum Capital Partners II, LP, (iii) Argentum Capital Partners, LP, (iv) Mathers Associates, (v) Jack Greber, (vi) Walter Barandiaran, (vii) Jacob Kurien, (viii) Andrew Peskoe, (ix) Robert Frome, (x) J. Arnold Witte, (xi) Charles Hallinan, (xii) Lawrence Kaplan, (xiii) Lawrence J. Rubinstein, and (xiv) as applicable, their respective heirs, beneficiaries, successors, and assigns.

“Beacon Texas” means Beacon Energy (Texas) Corp., a Delaware corporation, and its successors and assigns.

“Beacon Texas Deed of Trust” has the meaning given in Section 1.2 of the Parent Guaranty.

“Beacon Texas Guaranty” has the meaning given in Section 1.2 of the Parent Guaranty.

“Beacon Texas Security Agreement” has the meaning given in Section 1.2 of the Parent Guaranty.

“BEC” means Beacon Energy Corp., a Delaware corporation, and its successors and assigns.

“Fifth Amendment Effective Date” means the Effective Date (as defined in the Fifth Amendment to this Agreement).

“Mr. Aguero” means Carlos E. Aguero, an individual resident of the State of New Jersey, and his heirs, beneficiaries, successors and assigns.

“Parent” means Beacon Energy Holdings, Inc., a Delaware corporation which will, on the Fifth Amendment Effective Date, change its name to EQM Technologies & Energy, Inc., and its successors and assigns.

“Parent Guaranty” means the Guaranty dated as of the Fifth Amendment Effective Date made by Parent in favor of Bank.

“Parent Pledge Agreement” means the Pledge Agreement dated as of the Fifth Amendment Effective Date between Parent and Bank.

1.2           The following definitions in Section 1.1 of the Financing Agreement are hereby amended in their entirety by substituting the following in their respective places:

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in:

(i)          a change in the ownership of Parent such that Argentum fails to (a) own legally and beneficially, free and clear of any Liens, greater than 50%, on a fully diluted basis, of the issued and outstanding voting Capital Stock of Parent or (b) have the power to direct or cause the direction of the management and policies of Parent;

(ii)         a change in the ownership of EQMI such that Parent fails to (a) own legally and beneficially, free and clear of any Liens (other than in favor of Bank), 100%, on a fully diluted basis, of the issued and outstanding voting Capital Stock of EQMI or (b) have the power to direct or cause the direction of the management and policies of EQMI;

(iii)        Jack Greber or an Approved Successor ceases, for any reason, to serve as chief executive officer of EQMI actively involved in EQMI’s management for more than 30 days. For purposes of the foregoing, an “Approved Successor” is the chief executive officer of EQMI elected by the directors of EQMI after Jack Greber or any Approved Successor ceases to serve as chief executive officer of EQMI and who is reasonably acceptable to Bank;

(iv)         a change in the ownership of EQE such that EQMI fails to (a) own legally and beneficially, free and clear of any Liens (other than the EQE Pledges (as defined in the Second Amendment to this Agreement) and Liens in favor of Bank), 100%, on a fully diluted basis, of the issued and outstanding voting Capital Stock of EQE or (b) have the power to direct or cause the direction of the management and policies of EQE; or

(v)          a change in the ownership of BEC such that Parent fails to (a) own legally and beneficially, free and clear of any Liens, 100%, on a fully diluted basis, of the issued and outstanding voting Capital Stock of BEC or (b) have the power to direct or cause the direction of the management and policies of BEC; or

(vi)         a change in the ownership of Beacon Texas such that BEC fails to (a) own legally and beneficially, free and clear of any Liens, 100%, on a fully diluted basis, of the issued and outstanding voting Capital Stock of Beacon Texas or (b) have the power to direct or cause the direction of the management and policies of Beacon Texas.

“Eligible Unbilled Revenue” means, as of the relevant date of determination, each Borrower’s Unbilled Revenue that meet the criteria in clause (i) below of this definition and are not ineligible pursuant to clause (ii) below; however, as soon as the Unbilled Revenue is invoiced by the applicable Borrower to its customer, it will be automatically become ineligible as “Eligible Unbilled Revenue”, but, assuming that such formerly Eligible Unbilled Revenue (once invoiced by the applicable Borrower) otherwise meets the criteria for Eligible Receivables, such aggregate Unbilled Revenue (once invoiced by the applicable Borrower) will constitute Eligible Receivables subject to the terms of this Agreement:

(i)          Except as provided in clause (ii) below, Unbilled Revenue which meets, and continues to meet, all of the following criteria is Eligible Unbilled Revenue:

(a)          Unbilled Revenue which consists of uninvoiced ordinary trade accounts receivable owned solely by a Borrower, payable in cash in Dollars and which arise out of an outright, bona fide, lawful and final sale of finished goods inventory or the provision of services in each case in the ordinary course of such Borrower’s business as presently conducted by it to a Person who is not an Affiliate of Borrowers, or who otherwise is controlled by Borrower or by an Affiliate of Borrowers (other than Unbilled Revenue owing from Affiliates to the extent such Unbilled Revenue, when invoiced, would constitute Permitted Joint Venture Receivables), who has issued a valid and binding purchase order therefor to such Borrower or who is party to a contract with such Borrower for the sale of finished goods inventory or the provision of services by such Borrower;

(b)          Unbilled Revenue which, when invoiced, will constitute Receivables that are due and payable absolutely and unconditionally within (1) the applicable Borrower’s standard terms of net 30 days from the date of the invoice applicable thereto, or (2) such extended terms that Bank, in its discretion exercised in good faith, approves after prior notice from Borrowers;

(c)          Unbilled Revenue with respect to which (1) the services covered thereby have been rendered and accepted by the account debtor or its designee or (2) the finished goods inventory covered thereby have been delivered to the account debtor or its designee and accepted by such account debtor or designee; and

(d)          Unbilled Revenue with respect to which not more than 90 days have elapsed since the date on which such Unbilled Revenue first arose.

(ii)         Without limiting Bank’s discretion as to other Unbilled Revenue, the following Unbilled Revenue will not, in any event, constitute Eligible Unbilled Revenue:

(a)          Unbilled Revenue with respect to which the account debtor or any Affiliate of the account debtor has filed or had filed against it a petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or failed, suspended business operations, become insolvent or in respect of which a receiver, custodian, or a trustee was appointed for a significant portion of its assets or affairs, or Unbilled Revenue with respect to which the account debtor is incompetent or has died;

(b)          Unbilled Revenue with respect to which (1) the account debtor is not qualified to do business in one or more States of the United States or (2) the account debtor has its principal place of business or chief executive office outside of the United States, unless, in either or both of such events (1) or (2), the Unbilled Revenue is supported by an irrevocable, clean letter of credit or acceptance issued (A) by a financial institution satisfactory to Bank and (B) on terms acceptable to Bank, and, if so requested by Bank, delivered to Bank in pledge for negotiation and presentment;

(c)          Unbilled Revenue owing from the same account debtor, either alone or together with its Affiliates, if 25% or more of Receivables and/or Unbilled Revenue from such account debtor and its Affiliates are ineligible for any reason;

(d)          Unbilled Revenue owing from any single account debtor, other than a United States Debtor, to the extent, as of any date, that the total amount of such account debtor’s Indebtedness to Borrower (whether evidenced by such Receivables or otherwise) exceeds 20% of the face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, such account debtor in connection therewith) of the then outstanding Eligible Receivables and/or Eligible Unbilled Revenue of Borrowers;

(e)          Unbilled Revenue which, when invoiced, would constitute Government Receivables unless (1) it arises from a Government Contract, a copy of which has been delivered to Bank, (2) it arises from a completed task order that has been approved for billing by the applicable Governmental Authority account debtor and (3) the Federal Assignment of Claims Act or, as applicable, a State Assignment of Claims Law, has been complied with to Bank’s satisfaction and the applicable Borrower has duly executed and delivered to Bank all required instruments and documents, which are required to be executed and delivered by such Borrower under the Federal Assignment of Claims Act, or as applicable, State Assignment of Claims Law, to assign such Borrower’s interests in such Unbilled Revenue to Bank; provided that should any Governmental Authority notify Bank that it is refusing to recognize any assignment made under the Federal Assignment of Claims Act or a State Assignment of Claims Law with respect to any Government Receivable, the applicable Unbilled Revenue will immediately become ineligible Unbilled Revenue;

(f)          Unbilled Revenue which arise out of an agreement between a Borrower and any other Person, the payment or performance of which is guaranteed by a payment bond or performance bond issued by a surety company; provided that Unbilled Revenue which, when invoiced, would constitute Government Receivables owing from a United States Debtor, and that would otherwise be Eligible Receivables, shall not be excluded by this clause (f) solely because the payment or performance is guaranteed by a payment bond or performance bond issued by a surety company;

(g)          Unbilled Revenue which (1) consists (or to the extent consisting) of deposits, (2) consists (or to the extent consisting) of vendor warranty claims, (3) consists (or to the extent consisting) of finance charges, service charges, or interest on delinquent accounts, (4) are proceeds of consigned Inventory, (5) are employee, officer, director or other Affiliate Unbilled Revenue (other than if, when invoiced, such Unbilled Revenue would constitute Permitted Joint Venture Receivables), or (6) is debit memoranda;

(h)          Unbilled Revenue with respect to which the terms or conditions prohibit or restrict assignment or collection rights or which are evidenced by a promissory note, chattel paper or other instrument;

(i)          Unbilled Revenue (1) which is subject to set-off, credit, contras, liquidated damages, retainage, allowance or adjustment by the account debtor (except discounts allowed for prompt payment), including cost rate adjustments, (2) with respect to which the account debtor has returned any of the Inventory from the sale from which the Unbilled Revenue arose; provided that in either or both of such events (1) or (2), the net amount owed by such account debtor to the applicable Borrower in respect of such Unbilled Revenue, as determined by Bank in its discretion exercised in good faith, will, if otherwise eligible, be Eligible Unbilled Revenue;

(j)          Unbilled Revenue which is generated by a sale on approval, a bill and hold sale, a sale on consignment, or other type of conditional sale or which are subject to progress billing;

(k)          Unbilled Revenue which is not subject to the first priority security interest of Bank or are subject to any Lien of any Person (except to the extent, if any, of the Permitted Liens);

(l)          Unbilled Revenue with respect to which the account debtor (the “Subject Customer”) is located in any one or more of New Jersey, Minnesota, or West Virginia unless (1) if the Subject Customer is located in New Jersey, the applicable Borrower has properly qualified to do business in New Jersey or has filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year, (2) if the Subject Customer is located in Minnesota, the applicable Borrower has properly qualified to do business in Minnesota or has filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year, or (3) if the Subject Customer is located in West Virginia, the applicable Borrower has filed, or is exempt from filing, a Business Activity Report with the Tax Commissioner of the State of West Virginia for the then current year;

(m)          Unbilled Revenue with respect to which the account debtor has sold or is selling substantially all of its assets and has not established adequate reserves or made provisions for the payment of all amounts owed to such account debtor’s trade creditors, as determined by Bank in its discretion exercised in good faith;

(n)          Unbilled Revenue with respect to which Bank has received a check for payment of such Unbilled Revenue which has been returned uncollected, or Unbilled Revenue with respect to which Bank, in its discretion exercised in good faith, believes that the collection of such Unbilled Revenue is in doubt or impaired or that such Unbilled Revenue may not be paid by reason of the account debtor’s financial inability to pay;

(o)          Unbilled Revenue with respect to which the account debtor is located in any jurisdiction requiring the filing by the applicable Borrower of an application to qualify to do business or a fictitious name report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of that Unbilled Revenue, unless such Borrower has qualified to do business in such state or has filed a fictitious name report;

(p)          Unbilled Revenue that arises from a Government Subcontract unless (1) a copy of such Government Subcontract has been delivered to Bank, (2) it arises from a completed task order pursuant to such Government Subcontract, (3) the applicable Borrower has used commercially reasonable efforts to (i) comply with the Federal Assignment of Claims Act or, as applicable, a State Assignment of Claims Law and (ii) include in such Government Subcontract the Requested Government Subcontract Clauses, (4) the applicable Borrower has duly executed and delivered to Bank all required instruments and documents, which are required to be executed and delivered by such Borrower under the Federal Assignment of Claims Act, or as applicable, State Assignment of Claims Law, to assign such Borrower’s interests in such Unbilled Revenue to Bank, and (5) Bank has received evidence of the Prime Contractor’s consent to such assignment by such Borrower to Bank, where such consent is required under such Government Subcontract; provided that should any Governmental Authority or Prime Contractor notify Bank that it is refusing to recognize any assignment made under the Federal Assignment of Claims Act or a State Assignment of Claims Law with respect to any Unbilled Revenue arising from a Government Subcontract, such Unbilled Revenue will immediately become ineligible Unbilled Revenue; or

(q)          Unbilled Revenue which Bank, in its discretion exercised in good faith, deems to be ineligible based on those credit or collateral considerations which the Business Credit Group of Bank makes applicable from time to time.

“Loan Documents” means this Agreement, the Joinder Agreement, the Revolving Loan Note, the Security Agreements, the Letter of Credit Documents, each Insurance Agreement and Life Insurance Assignment (as defined in Section 5.2), the Cross-Guaranties, the Parent Guaranty, the Parent Pledge Agreement, the Beacon Texas Guaranty (if any), the Beacon Texas Deed of Trust (if any), the Beacon Texas Security Agreement (if any), the Kemner Subordination Agreement, the Fox Subordination Agreement, the Beacon Aguero Subordination Agreement, the Beacon Noteholder Subordination Agreement, the documents, instruments and agreements executed in connection with the Federal Assignment of Claims Act and any state Assignment of Claims Law, and all other agreements, instruments and documents relating to the Loans, including mortgages, deeds of trust, security agreements, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, collateral assignments, locked box and cash management agreements, letter agreements, contracts, notices, leases, financing statements and letters of credit and applications therefor and all other writings, all of which must be in form and substance satisfactory to Bank, which have been, are as of the date of this Agreement, or will in the future be signed by, or on behalf of, any one or more Borrowers and delivered to Bank.

1.3           Section 10.18 of the Financing Agreement is hereby amended by the addition of the following new text, to be inserted at the end of the existing text of Section 10.18, such new additional text to provide in its entirety as follows:

“Without limiting the generality of the foregoing, EQMI will not (A) declare or pay cash or stock distributions (including any return of capital) or dividends upon any of Borrower’s Capital Stock to Parent, (B) make any distributions of EQMI’s assets to Parent or any of Parent’s other Subsidiaries, (C) incur, permit, or make any loans, advances or extensions of credit to Parent or any of Parent’s other Subsidiaries, or (D) pay any consulting, management or directors’ fees to or for the account of Parent or any of Parent’s other Subsidiaries.”

1.4           Section 12.1(i)(s) of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

(s)          (i) There occurs a EQE Acquisition Debt Default which has not been waived in writing by the applicable EQE Seller; (ii) there occurs a Fox Subordinated Debt Default which has not been waived in writing by the Fox Seller; (iii) there occurs a Kemner Subordinated Debt Default which has not been waived in writing by the Kemner Seller; (iv) the Fox Seller defaults under the Fox Subordination Agreement or the Fox Seller denies his obligations under the Fox Subordination Agreement; (v) any Kemner Seller defaults under the Kemner Subordination Agreement or any Kemner Seller denies its obligations under the Kemner Subordination Agreement; (vi) either of the Fox Subordination Agreement or the Kemner Subordination Agreement is terminated or ceases, for any reason, to be in full force and effect (other than as agreed in writing by Bank or in accordance with its express terms); (vii) there occurs a Beacon Aguero Subordinated Debt Default which has not been waived in writing by Mr. Aguero; (viii) Mr. Aguero defaults under the Beacon Aguero Subordination Agreement or Mr. Aguero denies his obligations under the Beacon Aguero Subordination Agreement; (ix) there occurs a Beacon Noteholder Subordinated Debt Default which has not been waived in writing by the Beacon Subordinated Noteholders; (x) any Beacon Subordinated Noteholder defaults under the Beacon Noteholder Subordination Agreement or any Beacon Subordinated Noteholder denies his, her or its obligations under the Beacon Noteholder Subordination Agreement; or (xi) either of the Beacon Aguero Subordination Agreement or the Beacon Noteholder Subordination Agreement is terminated or ceases, for any reason, to be in full force and effect (other than as agreed in writing by Bank or in accordance with its express terms); or

1.5           Section 12.1(i) of the Financing Agreement is hereby amended by the addition of a new clause (t), in its proper alphabetical order, such new clause (t) to provide in its entirety as follows:

(t)          There occurs an “Event of Default” under, and as defined in, the Parent Guaranty.

1.6           Schedule 9.17 to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 9.17 in its place. Schedule 9.18 to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 9.18 in its place.

2.          Consents by Bank. Borrowers have requested that Bank consent to the Beacon Acquisition, the Beacon Aguero Subordinated Debt, and the Beacon Noteholder Subordinated Debt (each as defined in Section 1.1 of this Amendment) (collectively, the “Beacon Transactions”), as required under the Financing Agreement. Subject to the terms, and on the conditions, of this Amendment, Bank hereby consents to the Beacon Transactions. The consents provided in this Section 2, either alone or together with other consents which Bank may give from time to time, shall not, by course of dealing, implication or otherwise, obligate Bank to consent to any other (a) purchase or other acquisition of any Capital Stock of any Person otherwise prohibited by the Financing Agreement or (b) incurrence of Indebtedness otherwise prohibited by the Financing Agreement, in any case past, present or future, other than those specifically consented to by this Amendment, or reduce, restrict or in any way affect the discretion of Bank in considering any future consent requested by Borrowers.

3.          Conditions; Other Documents. As a condition precedent to the effectiveness of this Amendment and the consents delineated in Section 2 of this Amendment, with the signing of this Amendment, Borrowers will deliver, or cause to be delivered, to Bank, all in form and substance satisfactory to Bank: (i) the Beacon Noteholder Subordination Agreement duly executed by the Beacon Subordinated Noteholders; (ii) the Beacon Aguero Subordination Agreement duly executed by Mr. Aguero; (iii) the Parent Guaranty and the Parent Pledge Agreement, in each case duly executed by Parent; (iv) copies, certified by the Secretary of each Borrower, of resolutions of the Board of Directors or managers, as applicable, of such Borrower, authorizing the execution of this Amendment and the other Fifth Amendment Documents (as defined below) to which such Borrower is a party; (v) a copy, certified by the Secretary of Parent, of resolutions of the Board of Directors of Parent, authorizing the execution of Parent Guaranty, the Parent Pledge Agreement and all other documents executed in connection therewith; (vi) each Reaffirmation of Subordination set forth after the signatures below, duly executed by Argentum, the Fox Seller, and the Kemner Seller, as applicable; (vii) a favorable opinion of counsel to Borrowers and Parent; and (viii) such other documents, instruments, and agreements deemed necessary by Bank to effect the amendments to Borrowers’ credit facilities with Bank contemplated by this Amendment.

4.          Representations. To induce Bank to accept this Amendment, Borrowers hereby represent and warrant to Bank as follows:

4.1           Each Borrower has full power and authority to enter into, and to perform its obligations under, as applicable, this Amendment and the other Loan Documents executed, amended, or amended and restated in connection herewith (collectively, the “Fifth Amendment Documents”) and the execution and delivery of, and the performance of its obligations under and arising out of, each applicable Fifth Amendment Document has been duly authorized by all necessary corporate or limited liability company action, as applicable.

4.2           Each Fifth Amendment Document, as applicable, constitutes the legal, valid and binding obligations of such Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

4.3           Each of Borrowers’ representations and warranties contained in the Loan Documents are complete and correct in all material respects as of the date of this Amendment with the same effect as though these representations and warranties had been made again on and as of the date of this Amendment (except where such representations and warranties speak solely as of an earlier date), subject to those changes as are not prohibited by, or do not constitute Events of Default under, the Financing Agreement.

4.4           No Event of Default has occurred and is continuing under the Financing Agreement.

4.5           No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by any EQMI, Beacon Merger Sub, or Parent (each a “Beacon Acquisition Party” and, collectively, the “Beacon Acquisition Parties”) of any Beacon Acquisition Document to which it is or will be a party. As of the closing of the Beacon Transactions:

(i)          Each Beacon Acquisition Party will have adequate power and authority and have full legal right to enter into each of the Beacon Acquisition Documents to which such Beacon Acquisition Party is a party, and to perform, observe and comply with its agreements and obligations under each of the applicable Beacon Acquisition Documents. The Beacon Acquisition Documents are valid and binding obligations of each Beacon Acquisition Party, as applicable, enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

(ii)         The execution and delivery by each Beacon Acquisition Party of the Beacon Acquisition Documents to which each is a party, the performance by the Beacon Acquisition Parties of their respective agreements and obligations under the Beacon Acquisition Documents to which such Beacon Acquisition Party is a party, and the consummation of the Beacon Acquisition pursuant to the Beacon Acquisition Documents will have been duly authorized by all necessary corporate action on the part of such Beacon Acquisition Party and do not and will not: (a) contravene any provision of such Beacon Acquisition Party’s Articles/Certificate of Incorporation, Code of Regulations or bylaws, or other shareholder agreements; (b) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the property of EQMI under, any Applicable Agreement; (c) violate or contravene any provision of any law, rule or regulation or any order or ruling thereunder or any decree, order or judgment of any Governmental Authority which would reasonably be expected to have a Material Adverse Effect; (d) require any waivers, consents or approvals by any of the creditors or trustees for creditors of any Beacon Acquisition Party or any other Person except those waivers, consents, or approvals which are obtained as of the Effective Date or which are not required to consummate the Beacon Acquisition; or (e) require any Person to make any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules of the Federal Trade Commission thereunder.

(iii)        There are no proceedings pending or, to the knowledge of Borrowers, threatened, against any Beacon Acquisition Party or any shareholder of any Beacon Acquisition Party which call into question the validity or enforceability of any of the Beacon Acquisition Documents.

(iv)         Pursuant to the Beacon Acquisition Documents, (a) Beacon Merger Sub will merge into, and be survived by EQMI, (b) Parent will become the owner, free and clear of any Liens (except any Permitted Liens, as defined in the Parent Guaranty) of all of the Capital Stock of EQMI, and (c) Argentum will become the owner, free and clear of any Liens of not less than 50% of the Capital Stock of Parent. All consents and approvals of, and filings and permits with, and all other actions in respect of, all Governmental Authorities required in order to consummate the Beacon Acquistion in accordance with the terms and conditions of the Beacon Acquisition Documents and all applicable laws have been, or prior to the time required, will have been, obtained, given, filed, taken or waived, and are in full force and effect. All applicable waiting periods with respect thereto have, or prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Beacon Acquisition.

5.          Costs and Expenses; Fee. As a condition of this Amendment, (a) Borrowers will pay to Bank a fee equal to $50,000.00, payable in full on the Effective Date; such fee, when paid, will be fully earned and non-refundable under all circumstances, and (b) Borrowers will promptly on demand pay or reimburse Bank for the costs and expenses incurred by Bank in connection with this Amendment, including, without limitation, Attorneys’ Fees.

6.          Release. Each Borrower hereby releases Bank from any and all liabilities, damages and claims arising from or in any way related to the Obligations or the Loan Documents, other than such liabilities, damages and claims which arise after the execution of this Amendment. The foregoing release does not release or discharge, or operate to waive performance by, Bank of its express agreements and obligations stated in the Loan Documents on and after the date of this Amendment.

7.          Default. Any default by Borrowers in the performance of Borrowers’ obligations under this Amendment shall constitute an Event of Default under the Financing Agreement.

8.          Continuing Effect of the Financing Agreement; Security. Except as expressly amended hereby, all of the provisions of the Financing Agreement are ratified and confirmed and remain in full force and effect. Borrowers and Bank hereby expressly intend that this Amendment shall not in any manner: (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to the Loan Documents. Each Borrower ratifies and reaffirms any and all grants of Liens to Bank on the Loan Collateral as security for the Obligations, and each Borrower acknowledges and confirms that the grants of the Liens to Bank on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent, if any, of the Permitted Liens.

9.          One Agreement; References; Fax Signature. The Financing Agreement, as amended by this Amendment, will be construed as one agreement. All references in any of the Loan Documents to the Financing Agreement will be deemed to be references to the Financing Agreement as amended by this Amendment. This Amendment may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution thereof, and if so signed, (i) may be relied on by each party as if the documents were a manually signed original and (ii) will be binding on each party for all purposes.

10.         Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

11.         Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12.         Entire Agreement. This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

13.         Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles).

14.         Reaffirmation of Cross-Guaranty. Each Borrower hereby: (i) ratifies and reaffirms the Cross-Guaranty and (ii) acknowledges and agrees that no Borrower is released from its obligations under the Cross-Guaranty by reason of this Amendment or the other Loan Documents and that the obligations of each Borrower under the Cross-Guaranty extend, among other Obligations of Borrowers to Lender, to the Obligations of Borrowers under this Amendment and other Loan Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by Borrowers as of the Effective Date.

ENVIRONMENTAL QUALITY MANAGEMENT, INC.

By:	/s/ Jack S. Greber.
Jack S. Greber, Chief Executive Officer

EQ ENGINEERS, LLC

By:	/s/ Jack S. Greber
Jack S. Greber, Manager

.

Accepted at Cincinnati, Ohio

as of the Effective Date.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Aaron R. Sceva.
Aaron R. Sceva, Banking Officer